Exhibit 10.23
Compensation Committee
of the Board of Directors
Jo-Ann Stores, Inc.
February 28, 2006
Alan Rosskamm
re: Change in Status
Dear Alan:
As we have previously advised, the Board of Directors of Jo-Ann Stores, Inc. has determined to change its search for a new President and Chief Executive Officer to a search for a new Chairman, President and Chief Executive Officer. The purpose of this letter is to confirm that you will continue to serve as Chairman, President and Chief Executive Officer through the date on which those positions are assumed by another individual (the “Transition Date”), to acknowledge that you will cease to hold those positions from and after the Transition Date, and to set forth the compensation the Company will pay and provide to you both through and after the Transition Date.
1.	Continuing Employment. Until the Transition Date, the Agreement entered into between you and the Company on October 21, 2005 (the “Employment Agreement”) will continue in full force and effect. Until the Transition Date, your base salary and benefits will remain at their current levels.

2.	Transition. Effective on the Transition Date, without any further action on your part or on the part of the Company, you will cease to hold the positions of Chairman, President and Chief Executive Officer and your status will thereafter be that of an outside director of the Company.

3.	Compensation after Transition Date. Assuming you continue as Chairman, President and Chief Executive Officer through the Transition Date:
a.	Continuing Effectiveness of Employment Agreement. All of the terms of the Employment Agreement will apply, treating your change in status on that date as a termination by you for Good Reason (as defined in the Employment Agreement).

b.	Lump Sum Payment. The Company will pay to you, in a single lump sum payment to be made within 10 days of the Transition Date, the sum of $1,800,000, net of applicable withholding.

c.	Reimbursement of Legal Fees. The Company will reimburse you for up to $75,000 of legal fees actually incurred by you in connection with the transition upon presentation of invoices from your legal counsel to you.

d.	Waiver of Director’s Fees. In light of the continuation of base salary under the Employment Agreement, you hereby waive any right you might otherwise have to receive fees or stock or options commonly provided to outside directors for any period ending on or before the third anniversary of the Transition Date.

e.	Mutual Release. As a condition precedent to the payment of the compensation provided for in Sections 3a and 3b above, you and the Company will exchange mutual releases in form and substance satisfactory both to you and to the Company.

Alan Rosskamm
February 28, 2006

4.	Continued Rights with respect to Existing Stock Options and Restricted Stock. We confirm that, pursuant to the terms of the Company’s incentive compensation plan under which you have received both options to purchase Company Common Shares and restricted Company Common Shares, your service as an outside director after the Transition Date will constitute continuing service for purposes of the vesting and exercise of those shares and options.
Alan, the Board appreciates your long and dedicated service to the Company and your continuing professionalism through the difficult portions of this transition. To indicate your agreement to the foregoing, please countersign both original copies of this letter on the space provided below and return one fully executed copy to me for the Company’s records.
Best regards,

/s/ Frank Newman

Frank A. Newman
Chairman, Compensation Committee
Agreed in all respects on this 28th day of February, 2006.

/s/ Alan Rosskamm

Alan Rosskamm